As filed with the Securities and Exchange Commission on July 30, 1997

                                                   Registration No. 333-6809


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            POST-EFFECTIVE AMENDMENT NO. 3 TO FORM SB-2 REGISTRATION
                  STATEMENT ON FORM S-3 REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                  QUANTECH LTD.
           (Name of Small Business Issuer as specified in its Charter)

    Minnesota                       3573                     41-1709417
(State or other        (Primary Standard Industrial        (I.R.S. Employer
Jurisdiction of            Classification Code          Identification Number)
Incorporation or                  Number)
 Organization)

                                  Quantech Ltd.
                             1419 Energy Park Drive
                            St. Paul, Minnesota 55108
                                 (612) 647-6370

                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place of Business)


                          Gregory Freitag, CFO and COO
                                  Quantech Ltd.
                             1419 Energy Park Drive
                            St. Paul, Minnesota 55108
                                 (612) 647-6370


                       (Name, Address and Telephone Number
                              of Agent for Service)

                                   Copies to:

                             Timothy M. Heaney, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

     If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

One of purposes of this Post-Effective Amendment No. 3 is to deregister an aggregate of 22,529,627 shares of Common Stock because such shares have become eligible for resale pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

PROSPECTUS




                                  QUANTECH LTD.

                        26,491,903 SHARES OF COMMON STOCK



     This Prospectus relates to the offer and sale of up to 26,491,903 shares of Common Stock (the "Shares"), par value $.01 per share, of Quantech Ltd., a
Minnesota corporation (the "Company" or "Quantech"), by persons who are currently shareholders of the Company's Common Stock or who may become such holders upon exercise of Warrants to purchase shares of Company Common Stock (the "Selling Shareholders"). The Selling Shareholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Plan of Distribution."


     The Company will bear all expenses of the offering (estimated at $35,000), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders.


     Quantech's Common Stock is traded on the local over-the-counter and Nasdaq Bulletin Board markets under the symbol of QQQQ. The closing sale price of the Common Stock on July 29, 1997, as reflected on such markets was $0.21 per share.


                           -------------------------


                 The Common Stock offered by this Prospectus is
               speculative and involves a high degree of risk. See
                      "Risk Factors" beginning on page 4."

                            -------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  The date of this Prospectus is July 30, 1997

     No person is authorized to give any information or to make any representations, other then those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

     Prior to this Offering, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Washington, D.C. Office of the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and the Company's Exchange Act reports, proxy statements and other information may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and the Company Exchange Act filings may also be accessed through the Commission's Web site (http://www.sec.gov).

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:


     The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Gregory G. Freitag, Chief Financial Officer, Quantech Ltd., 1419 Energy Park Drive, St. Paul, Minnesota 55108, telephone (612) 935-3311.

                                 COMPANY SUMMARY

     Quantech Ltd. ("Quantech" or the "Company") is a Minnesota company with its principal executive offices located at 1419 Energy Park Drive, St. Paul, Minnesota 55108, telephone (612) 647-6370. Quantech is seeking to commercialize its proprietary Surface Plasmon Resonance ("SPR") technology for use in the critical care medical diagnostic market. SPR, the core technology of Quantech's medical diagnostic system, enables the Company to integrate the existing diagnostic methodologies of immunoassays, DNA probes and chemical binding into a single, simple, economical system in order to provide rapid, quantitative, diagnostic results near the patient. The Quantech system configuration consists of a small, bench top instrument and a series of disposables each offering a particular test or series of tests. This system is expected to have the ability to analyze body fluids (e.g., whole blood, urine, saliva) without preparation or addition of reagents by lab technicians, providing hospital physicians faster test results than currently obtained from labs.



         Excluding home diagnostics, the overall world wide in-vitro diagnostic market is growing, estimated at $13.2 billion in 1994, and expected to grow to $17.5 billion by the year 2000, according to a report issued by Decision Resources, Inc., entitled "Point-of-Care Testing: Status and Prognosis," and dated April 1996. Central labs currently account for the majority of this market while near patient ("NP") products represent only a small portion. Introduction of additional NP products, such as Quantech's system, are expected to cause the NP testing market to gain a larger percentage of the overall in-vitro diagnostic market. The extent of such market shift will be affected by the ability to provide fast, cost effective and quantitative NP testing products.



        Quantech's business strategy is to capitalize on the flexibility, sensitivity and relatively low cost of its diagnostic system to penetrate the diagnostic market. Quantech's intended entry into this market will be Critical Care Units of hospitals, the first unit being the Emergency Department ("ED") where the most pressing and unmet customer needs are found. The Critical Care Units represent a significant market as they require a number of rapid turn-around tests. Although there are some NP tests available for the Critical Care Units, the Company is not aware of any existing NP testing product that provides a single instrument that will perform most of the tests required in the ED. Additionally, minimal competition exists for NP testing products in the ED from multinational companies that are focused on the central lab market.



        There are approximately 30 commonly ordered tests in the ED, all of which are ordered STAT (very urgent). Some of the most important diagnostic tests in the ED are cardiac markers. These tests help to identify whether a patient experiencing chest pain has suffered a myocardial infarction (heart attack). The Company believes there is currently no available product that has the capability of economically performing STAT, whole blood testing with quantitative results. Quantech's first tests are expected to quantify these markers in approximately five minutes. Similar results are presently available from the central lab in 45 to 90 minutes.



        Quantech believes the benefits of its system over other NP testing products are that the same instrument will be able to be used for a full range of tests and provide quantitative results. After the initial introduction of tests for myocardial infarction, the Company intends to introduce additional tests at the rate of one per quarter. Selection of these tests will be based upon market demand, ease of development, regulatory hurdles and profit margins. The Company intends future expansion into other critical care diagnostic markets which have needs similar to the ED. The timetable for submitting the Company's system to the FDA and introduction to the market will be influenced by the Company's ability to complete prototype development of its system, necessary testing for submission of its FDA filing and delays it may encounter with the FDA in its review of the system. Once its system is introduced, Quantech believes the capabilities of such system as a rapid and flexible diagnostic testing platform meets the needs of the critical care diagnostic market and will enable Quantech to be competitive in the global medical diagnostics market.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock of the Company.

No History of Operations; Development Stage Company; Going Concern Uncertainty

     The Company (through predecessor entities) was organized in December 1989 and acquired its technology in November 1991. Since November 1991, the Company has been conducting development of SPR technology and the associated patents and proprietary information encompassed in the License, as defined below. To date, the Company does not have a product ready to be brought to market and has experienced delays in completing development, but is continuing research and development on its prototype and associated test disposables. Accordingly, the Company has no operating history and its proposed operations are subject to all of the risks inherent in a new business enterprise, including commercial development of its products, lack of marketing experience and lack of production history.


     The likelihood of the success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the start-up of new businesses, and specifically those historically encountered by the Company, and the competitive environment in which the Company will operate. The Company has not had significant revenues to date. As of March 31, 1997, the Company had an accumulated deficit of $13,431,933. The report of the independent auditors on the Company's financial statements for the period ended June 30, 1996, includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern. The Company is a development stage company which has suffered losses from operations, requires additional financing, and ultimately needs to successfully attain profitable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to develop a commercially viable product or marketing system or attain profitable operations.


Future Capital Needs


     The Company does not have sufficient funds to commence commercial production and sales of its system. The Company's ability to begin commercial production and sales of its system will depend upon the continued availability of investment capital, funding made by strategic partner(s) or licensing revenues, until revenues from sale of the instruments and associated test disposables are sufficient to maintain operations. The Company recently completed a private offering of convertible notes and warranties, raising gross proceeds of $1,070,000. The Company estimates that these proceeds will provide it with sufficient capital to continue operations through September 1997, however, to maintain operations through this period it has ceased marketing related activity and focused all resources on product development. Therefore, additional funds will have to be raised through equity or debt financing. There can be no assurance that any additional financing can be obtained on favorable terms, if at all. Such additional financing may result in dilution to Company shareholders and/or debt to the Company. If funding is not available when needed, the Company may be forced to cease operations and abandon its business. In such event, Company shareholders could lose their entire investment.


New Product Development

     The Company's reading instrumentation and associated disposables are under development. Such development is being conducted by the Company using both internal resources and outside contractors. To date, the Company and certain of its outside contractors have not met their development timetables and budget. No assurance can be given that the Company's development timetable can be met, that the budget for development will be maintained, or that development efforts will be successful.

Uncertainty of Market Acceptance


     The commercial success of the Company's products will depend upon their acceptance by the medical community and third-party payors as useful and cost-effective. Market acceptance will depend upon several factors, including the establishment of the utility and cost-effectiveness of the Company's tests, the receipt of regulatory clearances in the United States and elsewhere and the availability of third-party reimbursement. The availability of NP test systems for a wide variety of tests has been limited to date. The Company is thus targeting an emerging market. Diagnostic tests similar to those developed by the Company are generally performed by a central laboratory at a hospital or clinic. The approval of the purchase of diagnostic equipment by a hospital is generally controlled by its central laboratory. The Company expects there will be resistance by central laboratories to yield control of tests they have previously performed. The Company will also have to demonstrate to physicians that its diagnostic products perform as intended, meaning that the level of accuracy and precision attained by the Company's products must be comparable to test results achieved by the central laboratory systems. Failure of the Company's products to achieve market acceptance or third-party payor approval would have a material adverse effect on the Company.


Lack of Marketing Experience

     The Company has had no experience in marketing its system. The Company believes that the ED market is focused enough that a small sales and marketing force can produce significant results, however, there is no guaranty that the Company's sales and marketing plans will succeed.

Lack of FDA Product Approval

     The Company's products will be regulated as medical devices by the Food and Drug Administration ("FDA") under the Federal Food, Drug, and Cosmetic Act ("FDC Act"), and as such require premarket regulatory clearance before commercialization in the United States. The Company believes that premarket clearance can be obtained for its systems, except for a few tests the Company may introduce at a later time, through submission of a 510(K) premarket notification ("510(K) Notification") demonstrating the product's substantial equivalence to another device legally marketed pursuant to 510(K) Notification clearance. The Company will have to perform in-house clinical trials designed to produce the data necessary to demonstrate the substantial equivalence of its instrument and tests. Although 510(K) submissions are supposed to be completed by the FDA within 90 days of submission, there can be no assurance the FDA will approve the Company's initial system pursuant to a 510(K) Notification, or do so in a timely manner, and therefore there can be no assurance of when the Company will be able to introduce its initial system in the United States. If the Company cannot establish to the satisfaction of the FDA that its products are substantially equivalent, the Company will have to seek premarket approval ("PMA") of its system, requiring submission of a PMA application supported by extensive data to prove safety and efficacy. If a PMA is required, introduction of the initial system would likely be significantly delayed, which could have a material adverse effect on the Company. By regulation, FDA review of PMA applications is required within 180 days of its acceptance for filing; however, reviews more often occur over a significantly protracted period, usually 12 to 18 months, and a number of products have never been cleared.

Limited Manufacturing and Production Experience

     To be successful the Company must manufacture its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The Company will have to establish a manufacturing facility, or contract with a third party for manufacturing, which is registered with the FDA. Production of the Company's disposables requires the placement of antibodies or other binding reagents on metalized grating surfaces. The chemical and physical conditions for coating are substantially equivalent to those used to produce other solid state binding assays. Although the Company believes that its production methods will be effective for manufacturing its disposables, there can be no assurance that the methods will be applicable to all the tests it expects to develop or that the Company will be able to manufacture accurate and reliable products in large commercial quantities on a timely basis and at an acceptable cost. Inability to manufacture a full range of diagnostic tests would limit the Company's access to its intended market.

Competition

     The diagnostic testing market is highly competitive. As NP testing markets expand, the Company expects that manufacturers of central and STAT laboratory testing equipment will compete to maintain their revenue and market share and that new NP testing products will be developed. All of the industry leaders and many of the other companies participating in this market have substantially greater resources than the resources available to the Company, including, but not limited to, financial resources and skilled personnel.


Technological Obsolescence

     The Company operates in a market characterized by rapid and significant technological change. While the Company is not aware of any developments in the medical industry which would render the Company's current or planned products less competitive or obsolete, there can be no assurance that future technological changes or the development of new or competitive products by others will not do so. To remain competitive, the Company must continually make substantial expenditures for development of both equipment and disposables.

Obtaining Antibodies and Chemistries

     Many of the chemistries that will be necessary for the Company's diagnostic system must be obtained through commercial suppliers or agreements for the licensing of such chemistries. Although the Company believes it can obtain the necessary chemistries, there can be no assurance that the Company will be able to make satisfactory arrangements to provide its customers with as wide a variety of products as they might desire. The lace of a sufficient number of chemistries would greatly limit the Company's ability to market its diagnostic system.

Patent Protection

     No  assurance  can  be  given  that  other   companies   will  not  develop
technologies substantially equivalent to those owned or to be acquired or developed by the Company or that the Company will be able to protect its proprietary technology. The Company is not aware of any issued patents that would prohibit the use of any technology the Company currently has under development. However, patents may exist or issue in the future to other companies covering elements of the Company's systems. The existence or issuance of such patents may require the Company to make significant changes in the design of its systems or operational plans. Although the Company believes that its proposed products will not infringe patent rights of others, there can be no assurance that such infringement does not, or will not, exist with respect to the completed product. The Company has not conducted an independent patent search or evaluation with respect to the SPR technology. Ares-Serono, the licensor to the Company of its basic SPR technology, has made no warranties as to the enforceability of any of its patents or the commercial potential of the technology. Although Ares-Serono has the obligation to defend the patents they have licensed to the Company, Quantech will be responsible for the defense of any patents issued to it. Cost of defending patents can be substantial.

Dependence on the Ares-Serono License

     The Company is dependent upon the worldwide exclusive license (the "License") it acquired from Ares-Serono to certain patents, proprietary information and associated hardware (e.g. molds, test rigs, prototypes) related to the SPR technology. The Ares-Serono affiliated companies (the "Ares-Serono Group"), based in Switzerland, comprise a multinational organization engaged in the development and marketing of ethical pharmaceuticals and diagnostic products, primarily in the field of human fertility, human growth, immunology and virology. The License calls for an ongoing royalty of 6 percent on all products utilizing the SPR technology which are sold by the Company. If the Company sublicenses the technology, the Company will pay a royalty of 15 percent of all revenues received by the Company under any sublicense. To date, the Company has paid $850,000. If the payments of the 6 percent royalty and the sublicense royalty fail to reach at least $1,000,000 by December 31, 1997, an additional payment of $150,000 by December 31, 1997 will be required. If such payment is not made, Ares-Serono has the right to cause a reversion to Ares-Serono of a royalty-free license, thereby depriving the Company of its exclusive rights under the License. The obligations of Quantech to pay royalties terminate when the total royalty payments (excluding any sublicense royalties paid through July 1, 1996) reach a gross amount of $18 million. After such date, Quantech's rights in the licensed SPR technology continue in perpetuity with no further obligations to Ares-Serono.

     Ares-Serono specifically reserved, and did not license to Quantech, any rights with or otherwise integrated with certain fluorescence capillary fill device technology (the "FCFD Technology"). The Company believes that such limitation does not materially impact the value of the License given Quantech's current plan of commercialization. In addition, the License is subject to the contingent right of PA Technology, a U.K. corporation, to request a grant of a non-exclusive royalty-free license to exploit certain rights in the SPR technology for applications outside the field of the commercial interests of the Company. Finally, Ares-Serono has retained the right to further develop the SPR technology, provided, however, that any products commercialized from such development may only be sold through Ares-Serono under its name. Quantech is unaware of any attempts by Ares-Serono to further develop the SPR technology.

Government Regulation

     If the Company becomes a provider of health care diagnostic devices as intended, the Company will be subject to laws and regulations administered by federal, State and foreign governments. The degree of regulation and areas of concern differ in each country or region. The Company will be required to comply with regulations regarding product approval and performance and, in addition, regulations concerning electronic devices. The industry in which the Company expects to operate is subject to frequent regulatory changes and there can be no assurance that the Company will be able to comply with applicable regulations. In the event of noncompliance, the Company may be unable to market any products.


Changes in Management

     R.H. Joseph Shaw resigned as the Company's chairman, president and chief executive officer. Mr. Shaw remains a consultant to the Company. The Company is seeking a new chief executive officer with a strong background in operating a commercial diagnostics company. In the interim, Robert Case, a director of the Company, has been elected to serve as the chief executive officer of the Company on a part-time basis. James F. Lyons was elected chairman of the Company's board. The Company also recently accepted the resignation of Michael P. Nagel, formerly Director of Sales and Marketing. In addition to the departures of Messrs. Shaw and Nagel, the Company completed a workforce reduction bringing the total number of full-time employees to 14.


Possibility of Exposure to Product Liability Claims

     The Company could be exposed to risk of product liability claims or other lawsuits in the event of incorrect diagnosis utilizing the SPR equipment and disposables developed by the Company. Although the Company will evaluate obtaining liability insurance when the products come to market, there can be no assurance that the Company will be able to obtain or maintain such insurance or that the Company will not be subject to claims in excess of its insurance coverage.

Absence of Dividends

     The Company has not declared or paid any cash dividends on its Common Stock since its inception and the Board of Directors presently intends to retain all earnings for use by the Company for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors and will depend upon a number of factors, including, among others, earnings of the Company, the operating and financial condition of the Company, the Company's capital requirements, and general business conditions.

Shares Eligible for Future Sale


     Including the Shares available pursuant to this Prospectus, all of the Company's outstanding stock may be sold in the public market. In addition, 11,940,103 of a total of 19,555,403 shares that may be obtained upon exercise of outstanding options and warrants are also included for resale pursuant to this Prospectus. The sale of a substantial number of the shares available for sale or shares underlying options and warrants could adversely effect the market price and liquidity of the Company's securities.


Limited Market for Securities

     There is a limited trading market for the Company's Common Stock, which is not listed on any stock exchange or Nasdaq. Although trading in the Company's Common Stock does occur on a consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, the current market will be maintained or a liquid market for the Company's Common Stock will be available in the future.


                       PRINCIPAL AND SELLING SHAREHOLDERS

     Set forth below are the names of: (a) persons who are known to own more than 5% of the Company's Common Stock; (b) each executive officer named in the Summary Compensation table; (c) each director of the Company; (d) all directors and executive officers as a group; and (e) Selling Shareholders. The following table sets forth as of the date of the Prospectus beneficially owned shares which include any shares that may be acquired within 60 days of the date of this Prospectus upon exercise of options or warrants, the number of Shares offered hereby and the percentage of the outstanding Common Stock to be owned if all of the Shares registered hereunder are sold by the Selling Shareholders.



                                                                                                     % Of
                                                      Number of Shares                No.           Shares
                                                     Beneficially Owned              Shares          Owned
                                                                    Warrant         Offered          After
                    Name                             Shares         Shares          Hereby        Offering
----------------------------------------------

Ted & Mary Adams                                    25,000                           25,000            *
Theodore P. Adams                                   40,000           10,000          50,000            *
American Heritage Fund                                              250,000         250,000            *
Gerald L. Anderson                                  25,000                           25,000            *
Roy Anderson Jr.                                   200,000           50,000         250,000            *
Roy Anderson III                                   200,000           50,000         250,000            *
Gregory & Ann Anklam                                40,000           10,000          50,000            *
Menesa Anstalt(1)                                   50,000                           50,000            *
Meleah T. & David M. Arnold                        400,000          100,000         100,000          1.0%
J. Marc Ashton                                      40,000           10,000          50,000            *
Bernard C. Baier                                    50,000                           50,000            *
John G. Ballenger                                  200,000           50,000         250,000            *
Bank Heusser & Co. LTD(2)                          400,000          100,000         100,000          1.0%
W. William & Colette M. Bednarczyk                 125,000                          125,000            *
Richard T. Bennett                                  50,000                           50,000            *
Denis Berger                                                        250,000         250,000            *
Nicolas C. Bluhm                                   360,000          115,000         325,000            *
Jeffrey A. & Brenda L. Bowen                        50,000                           50,000            *
Donald A. Brattain                                 450,000           50,000         500,000          1.0%
Courtney W. Brown                                  210,664           10,000          50,000            *
Paul R. Braun                                       33,335                           33,335            *
Richard M. Brown                                    25,000                           25,000            *
Ralph D. Burgess Jr.                                50,000                           50,000            *
Timothy H. Burton                                   50,000                           50,000            *
Anthony Carideo                                     40,000           10,000          50,000            *
Robert Case(3)(22)                                 908,334                          908,334          1.9%
Fred & Wendy Caslavka                               10,000                           10,000            *
Joseph B. Catarious                                200,000           50,000          50,000            *
Lee S. Chapman                                     538,000           25,000         235,000          1.2%
Martin Chelstrom                                    10,000                           10,000            *
Christianson Investment Co. LP(4)                  500,000          100,000         200,000          1.2%
Ann M. Christianson                                 19,750            4,937           4,937            *
Lynn A. Christianson                                19,750            4,937           4,937            *
Warren G. Christianson                             800,036          120,378         470,378          1.9%
Warren T. A. Christianson                           19,750            4,937           4,937            *
Dual B. & Adelle Cooper                             10,000                           10,000            *
Dave Cowley Pension Trust                           50,000                           50,000            *
Thomas A. Cullinan                                  25,000                           25,000            *
Francisco E. dela Rosa Jr.                          17,000                           17,000            *
Robert W. & Rita M. deWerd                          48,000           12,000          60,000            *
Glenn Diamond                                    1,115,037          600,000         600,000          3.5%
Michael H. Diemer                                   50,000                           50,000            *
John P. & Emily W. Dirksen                          80,000           20,000         100,000            *
Arthur T. Donaldson                                 25,000                           25,000            *
DRAFTCO                                            200,000           50,000         100,000            *
Neil Durhman                                                        200,000         200,000            *
Paul Ehlen                                          36,670            5,000          41,670            *
Stanley G. & Carol R. Eilers                       958,000          190,000         390,000          2.3%
Engelkes-Abels Funeral Home Inc.(5)                 80,000           20,000         100,000            *
Equity Securities Trading Co., Inc.(6)                 -              2,000           2,000            *
James E. Ernst                                      17,500                           17,500            *
Weems Estelle(7)                                   560,000          450,000         450,000          2.1%
Robert J. Evans                                     40,000           10,000          50,000            *
Harvey Feldman                                      25,000                           25,000            *
Lee Felicetta                                       40,000           10,000          20,000            *
John E. Feltl                                          -              4,000           4,000            *
Founding Partners Limited Partnership II(8)        200,000                          200,000            *
Carol M. Freeman                                    19,750            4,937           4,937            *
Gregory G. Freitag                               1,135,500(9)(22)   100,000         100,000          2.3%
Robert W. Jr.  & Patricia T. Gaines                100,000                          100,000            *
Robert D. Gearou                                    50,000                           50,000            *
Robert L. Gearou                                   250,000           62,500         112,500            *
Thomas W. Gearou                                   250,000           50,000         300,000            *
Marvin A. Ginsburg                                  40,000           10,000          50,000            *
Michael J. Glass                                    16,670                           16,670            *
Ronald L. Glassman                                  50,000                           50,000            *
Glymar Inc.                                         40,000           10,000          50,000            *
Mark Goldsteen                                     400,000          100,000         500,000          1.0%
Franklin N. Groves IRA                               25,000                           25,000           *
Gummow Investments(10)                               50,000                           50,000           *
Troy Gummow                                          50,000                           50,000           *
Warren Guy & Lonnie K. Gummow                        50,000                           50,000           *
James W. Hansen                                      50,000                           50,000           *
Thomas Harkness                                     100,000           50,000         150,000           *
Craig Hartsburg                                      25,000                           25,000           *
Bill R. Hay                                          80,000           15,000          95,000           *
Timothy Heaney                                       20,000            5,000          25,000           *
Timothy Heaney IRA                                    8,335                            8,335           *
Heartland Limited Partnership I(11)                 750,000                          750,000         1.6%
Thomas Craig Hense                                   50,000                           50,000           *
Julie A. Higgins                                     19,750            4,937           4,937           *
Bruce Hubbard                                        32,000            8,000          40,000           *
Richard G. & Diane L. Hubers                         20,000                           20,000           *
H. K. Financial Corp                              1,420,664          100,000         500,000         3.2%
Hynan Real Estate Partnership                        25,000                           25,000           *
Industricorp & Co. Inc.(12)                         127,600           44,400          51,300           *
Intermed Anstalt                                    275,000           50,000         100,000           *
Charles A. Jacob                                     20,000                           20,000           *
Stanley J. Johnson                                  250,000           75,000         125,000           *
Theodore Johnson                                    100,000           25,000         125,000           *
Wesley E. Johnson Jr.                                65,000           10,000          35,000           *
James C. Jordan                                      25,000                           25,000           *
E. Elmer & E. Joyce Jutila                           40,000           10,000          50,000           *
Jon E. Jutila                                        40,000           10,000          50,000           *
Nasser J. Kazeminy                                   85,000                           85,000           *
Bernard M. S. Kegan                                  40,000           10,000          50,000           *
Michael S. Kelly                                       -               4,000           4,000           *
Kessler Ashler Group Limited Partnership            800,000          200,000       1,000,000         2.7%
Kurt King DDS, IRA                                  100,000           25,000         125,000           *
Steven G. King                                      100,000           25,000          85,000           *
John G. Kinnard & Company Inc.(13)                     -           3,078,500       3,078,500         6.0%
Brandon Koress                                      116,670           25,000         141,670           *
Mitchell Krieger                                    175,000           37,500         112,500           *
David J. & Kathryn J. Kruskopf                       40,000           10,000          50,000           *
Martin Lackner                                      116,670           25,000         141,670           *
Lakewood Ortho Clinic-Mark Mills                     40,000           10,000          50,000           *
Dennis J. LaValle                                 1,000,360          175,000         508,985         2.1%
Bruce A. Lawin                                       40,000           10,000          50,000           *
Thomas F. Leahy                                     100,000                          100,000           *
Cheri E. Lefebvre                                    10,000                           10,000           *
Lopresti Gabbay & Associates Inc.                   400,000                          400,000           *
C. S. Lozinski                                       60,000           15,000          15,000           *
Roger Lucas                                         100,000           25,000         125,000           *
Wayne K. Lund                                       792,000          150,000         190,000         2.0%
James F. Lyons                                      783,334(14)(22)   50,000         300,000         1.7%
James F. Lyons & Eleanor Lyons                       50,000                           50,000           *
Plato Mavroulis                                     100,000           25,000         125,000           *
Lyle H. Maschoff                                     25,000                           25,000           *
Kenneth Maus                                         50,000                           50,000           *
Victor Mavar                                        100,000           25,000         125,000           *
David Metz                                           50,000           12,500          62,500           *
Joseph Moorbroek                                     60,000           15,000          75,000           *
Sheliah Mulvaney                                     16,665                           16,665           *
James S. Murphy                                      80,000           20,000         100,000           *
Andrea McCallister O'Connell                        127,664           12,500          87,500           *
Robert R. McKiel                                    881,330(15)                      830,841         1.8%
H. Vincent O'Connell                                345,864           32,500         182,500           *
Steve O'Hara                                         40,000           10,000          50,000           *
Jay Osman                                             5,000                            5,000           *
John & Delores Owensby                              340,000           90,000         190,000           *
Deming L. Payne                                     260,000           90,000         150,000           *
Richard W. Perkins                                  683,334(16)       50,000         350,000         1.4%
Thomas J. Pierce                                     40,000           10,000          50,000           *
William W. Prain                                    100,000           25,000          25,000           *
Charlie H. Pulley                                   342,000           75,000         217,000           *
Arthur Querfeld                                      40,000                           40,000           *
Mary J. Rasley                                       19,750            4,937           4,937           *
Willard Charles Rehbein                             400,000          150,000         150,000         1.1%
Victor P. Reim                                       50,000                           50,000           *
Ben Reuben                                           25,000                           25,000           *
River Edge Partners, Inc.(17)                       300,000          100,000         400,000           *
Kenneth S. Roberts                                   50,000                           50,000           *
Richard Rog                                          25,000                           25,000           *
Douglas Schmid                                       25,000                           25,000           *
Robert A. & Lois R. Schmiege                        100,000           37,500          37,500           *
Schneider Securities Inc.                                             17,500          17,500           *
Thomas J. Schrade                                   100,000                          100,000           *
James R. Schroeder                                   25,000                           25,000           *
John P. & Gloria E. Schweich                         50,000           12,500          25,000           *
Sekhavat Ltd. Partnership(18)                       560,000          190,000         350,000         1.6%
Byron G. Shaffer                                    335,000                          335,000           *
Gerald J. Shink                                      50,000                           50,000           *
Patrick M.  Sidders                                  72,136            6,000          36,000           *
Ronald & Catherine M. Silver                         50,000                           50,000           *
Terryl Sinko                                         50,000                           50,000           *
Jeannette A. & John E. Slaughter                     25,000                           25,000           *
Allan P.  Steffes                                   100,000            25,000        125,000           *
Thomas E. Steinhaus                                  50,000                           50,000           *
Michael Stone                                          -                1,000          1,000           *
Ross Strehlow                                        20,000                           20,000           *
Edward E. Strickland                                733,334(19)(23)    50,000        250,000         1.7%
Strickland Family Limited Partnership               100,000(19)(23)                  100,000           *
Douglas V. & Kathleen L. Swanson                     25,000                           25,000           *
William R. & Catherine A. Swanson                    40,000            10,000         50,000           *
Curtis R. Swenson                                    25,000                           25,000           *
James W. Swenson                                    200,400            50,100        250,500           *
James E. Tarr                                        25,000                           25,000           *
David M. & Susan M. Thymian                         508,000            50,500        102,500         1.2%
Elizabeth J. Tonne                                   50,000                           50,000           *
John M. Tonne                                        50,000                           50,000           *
Larry & Gayla Torguson                               40,000            10,000         50,000           *
Marlin F. Torguson                                1,000,000           275,000        875,000         2.6%
Ben Trainer                                         255,000            75,000        130,000           *
Charles E. Underbrink                               325,000           125,000        450,000           *
Greg & Patricia Vogelpohl                            35,000                           35,000           *
Randall S.& Nancy Brostrom Vollertson                17,500                           17,500           *
Chris Warren                                                          100,000        100,000           *
Larry Weaver(20)                                      5,861           250,000        250,000           *
George Vitalis(21)                                   61,000           250,000        250,000           *
Paul Walker                                          25,000                           25,000           *
Willard Weikle                                       45,000                           45,000           *
Kevin E. & Delana S. Were                            17,000                           17,000           *
Frank W. Worms                                       85,000                           85,000           *
Alvin Zelickson                                      50,000            12,500         62,500           *
Richard J. Zentgraf                                  50,000                           50,000           *
All directors and executive officers as a
Group                                             5,275,166(23)       250,000      3,127,103         9.9%
(6 persons)
-------------------------------------
*     Less than 1.0%.



(1)   The director of Mensa Anstalt and intermed Anstalt is Georg Vogt.
(2)   The president of Bank Heusser & Co. is Max Cotting.
(3) Includes options and warrants to purchase 908,334 shares that are currently exercisable or exercisable within 60 days.
(4) The principal of Christianson Investment Co. LP, a family investment partnership of Ted Christianson.
(5)   The president and owner of Engelkes-Able Funeral Home Inc. is Tom Vertin.
(6) Equity Security Trading Co., Inc. is an investment banking firm and NASD member owned by Laurence Zipkin and Nathan Newman.
(7)   Mr. Estelle was the Company's former Chairman of the Board.
(8) The principles of Founding Partners II, an investment partnership, are David Henderson and Donald Brattain.
(9) Includes options and warrants to purchase 1,130,000 shares that are currently exercisable or exercisable within 60 days. Mr. Freitag is the Company's CFO and Chief Operating Officer.
(10) The principles of Gummow Investments are Warren Guy Gummow and Lonnie K. Gummow.
(11)  Heartland Limited Partnership is an investment partnership.
(12)  Industricorp & Co. Inc. is a nominee holder for Union Bank & Trust.
(13) John G. Kinnard and Company, Incorporated is the Company's Investment Banker and a subsidiary of a publicly-traded company, Kinnard Investments, Inc.
(14) Includes options and warrants to purchase 533,334 shares that are currently exercisable or exercisable within 60 days. Mr. Lyons is Chairman of the Board of the Company.
(15) Includes 830,841 shares issuable upon exercise of warrants. Mr. McKiel is the Company's Executive V.P. of Research and Development.
(16) Includes options to purchase 383,334 shares that are currently exercisable. Mr. Perkins is a director of the Company.
(17)  The president of River Edge Partners Inc. is Joseph Ciffilillo.
(18)  The general partner of Sekhavat Ltd. Partnership is Abbass Sekhavat.
(19) Includes options and warrants to purchase 458,334 shares that are currently exercisable or exercisable within 60 days. Excludes
      100,000 shares and warrants to purchase 75,000 shares held by the Strickland Family Limited Partnership of which entity Mr. Strickland is a general partner. Mr.Strickland is a director of the Company.
(20)  Dr. Weaver was a former director of the Company.
(21)  Mr. Vitalis was a former director and CEO of the Company.
(22) Does not include notes convertible at 80% of the per share price of Quantech's next transaction in excess of $5,000,000 in the principal amounts of $25,000, $10,000, $50,000, $25,000 and $25,000 held by Messrs.
      Case, Freitag, Lyons and Strickland and the Strickland Family Limited Partnership, respectively.
(23) Includes options and warrants to purchase 4,244,177 shares that are currently exercisable or exercisable within 60 days. Also includes 100,000 shares and warrants to purchase 75,000 shares held by the Strickland Family Limited Partnership of which entity Mr. Strickland is a general partner.

                            DESCRIPTION OF SECURITIES

     The following description of the Company's capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended, its Bylaws, and the Minnesota Business Corporation Act (the "MBCA").

General

     The aggregate number of shares the Company has the authority to issue is 120 million, par value $.01 per share, consisting of 90,000,000 common shares and 30,000,000 undesignated shares. The Board of Directors of the Company is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series. None of the holders of any class or series of the Company's capital stock have preemptive rights or a right to cumulative voting.

Common Stock


     As of the date of this Memorandum, there were 48,040,759 shares of the Company's Common Stock issued and outstanding. The Board of Directors may issue additional shares of Common Stock without the consent of the holders of Common Stock.


     Each outstanding share of Common Stock is entitled to one vote except as may be otherwise required under the terms of the MBCA. All outstanding shares of Common Stock are fully paid and non-assessable.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the directors out of funds legally available therefor, and to share pro rata in any distributions to holders of Common Stock upon liquidation or otherwise. However, the Company has not paid cash dividends on its Common Stock, and does not expect to pay such dividends in the foreseeable future.

     Under the provisions of the MBCA, which governs the actions of the Company, an amendment to the Articles of Incorporation of the Company generally may be adopted by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at a shareholders' meeting at which an amendment is proposed. Under the statute, a majority of the voting power of the shares entitled to vote at a meeting is generally a quorum for the transaction of business. Accordingly, it is possible that the affirmative vote of shares in excess of 25 percent of the outstanding shares could authorize an amendment to the Company's Articles of Incorporation. Under the Statute, the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote is necessary to approve a plan of merger, a plan of exchange, a sale of all or substantially all of the assets of the Company, or its dissolution.

Options and Warrants


     The Company has granted options and warrants to purchase up to 19,555,403 shares of Common Stock to officers, directors, scientific advisors, consultants, investors, and financial advisors.


Transfer Agent

     StockTrans Inc., Seven East Lancaster Avenue, Ardmore, PA is the transfer agent for the Common Stock.


                              PLAN OF DISTRIBUTION

     All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
(c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sales. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                TABLE OF CONTENTS

Available Information........................................................2
Documents Incorporated By Reference..........................................2
Company Summary..............................................................3
Risk Factors.................................................................4
Principal and Selling Shareholders...........................................8
Description of Securities...................................................13
Plan of Distribution........................................................14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

    Securities and Exchange Commission Filing Fee.....................$14,259
    Legal Fees and Expenses........................ ..................$ 7,500
    Accounting Fees and Expenses......................................$ 7,500
    Printing..........................................................$ 5,000
    Miscellaneous.....................................................$   741
         Total Expenses...............................................$35,000


Item 15.  Indemnification of Directors and Officers.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person , against judgments, penalties and fines, including, without limitation , excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions, acted in good faith, received no improper personal benefit and Section 302A.255 (which pertains to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by a person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     The Minnesota Business Corporation Act also permits Minnesota corporations in their Articles of Incorporation to limit or eliminate personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty; however, for bids any limitation or elimination of director liability for (i) a breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) corporate distributions which are either illegal or in contravention of restrictions in the Articles, Bylaws or any agreement to which the corporation is a party, (iv) violations of Minnesota securities laws, (v) any transaction from which the director derived an improper personal benefit, or
(vi) any act or omission occurring prior to the effective date of the provision in the corporation's Articles eliminating or limiting liability.

     Article 8 of the Registrant's Articles of Incorporation reads as follows:

     "To the fullest extend permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director."

     The Registrant's Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the fullest extent permitted by, Section 302A.521 of the Minnesota Business Corporation Act, as amended from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.

     See Exhibit Index on page following signatures.

Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
        (ii)      Reflect in the  prospectus  any facts or
                  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and
         (iii) Include any additional material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.


(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)  The undersigned Registrant further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on July 29, 1997.



                              Quantech Ltd.

                              By /s/ Gregory G. Freitag
                                 Gregory G. Freitag, Chief Financial Officer and
                                   Chief Operating Officer




                               POWER OF ATTORNEY

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert Case and Gregory G. Freitag, and each of them, as his or her true and lawful attorney-in fact and agent, with full power and substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.




Signatures                          Title


/s/ Robert Case                     Chief Executive Officer and Director
Robert Case

/s/ Robert R. McKiel*               Executive Vice President-Research and
Robert R. McKiel                    Development and Director

/s/ Gregory G. Freitag              Chief Financial Officer, Chief Operating
Gregory G. Freitag                  Officer and Secretary

/s/ James F. Lyons*                 Chairman of the Board
James F. Lyons

/s/ Richard W. Perkins*             Director
Richard W. Perkins

/s/ Edward E. Strickland*           Director
Edward E. Strickland


*Pursuant to Power of Attorney
     previously filed:              /s/ Gregory G. Freitag
                                    Gregory G. Freitag, Chief Financial Officer
                                                 and Chief Operating Officer

Dated: July 29, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  QUANTECH LTD.
            EXHIBIT INDEX TO AMENDMENT NO. 3 TO FORM SB-2 ON FORM S-3




Exhibit
Number                                Description
2.1 Plan of Reorganization, dated November 24, 1992, by and among Quantech Ltd. and Spectrum Diagnostics S.p.A. (incorporated by reference to
       Exhibit 2.1 of the Registrant's Registration Statement on Form S-4;
       Reg. No. 33-55356).
2.2 Amendment and Restatement Agreement and Plan of Merger dated January 20, 1993 by and among Quantech Ltd., Spectrum Diagnostics S.p.A. and Spectrum Diagnostics Corp. (incorporated by reference to Exhibit 2.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).
3.1    Articles of Incorporation of Quantech Ltd., as amended to date.      *
3.2 Bylaws of Quantech Ltd. (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).
4.1 Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).
4.2    Form of Private Placement Warrant.                                    *
5.1    Opinion and Consent of Fredrikson & Byron, P.A.                       *
10.1 Lease for office at 1419 Energy Park Drive, St. Paul, MN 55108 (incorporated by reference to Exhibit 10.1 of the Registrant's
       Form 10-KSB for the Year Ended June 30, 1995).
10.2 Option Agreement with Ares-Serono, as amended (including license) assigned to Quantech Ltd. pursuant to the Merger (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).
10.3   Employment Agreement with R.H. Joseph Shaw (incorporated by reference to
       Exhibit 10.3 of the Registrant's Form 10-KSB for the Year Ended June 30,
       1995).
10.4   Employment Agreement with Robert M. McKiel (incorporated by reference to
       Exhibit 10.4 of the Registrant's Form 10-KSB for the Year Ended June 30,
       1995).
10.5   Letter of amendment to Ares-Serono License (incorporated by reference to
       Exhibit 10.6 of the Registrant's Form 10-KSB for the Year Ended June 30,
       1995).
10.6 Stock Option to purchase 1,246,000 shares by R.H. Joseph Shaw (incorporated by reference to Exhibit 10.12 of the Registrant's Form 10-KSB for the Year Ended June 30, 1995).
10.7   Warrant  to  purchase  830,841  shares  by  Robert  M.  McKiel
       (incorporated   by   reference   to   Exhibit   10.13  of  the
       Registrant's Form 10-KSB for the Year Ended June 30, 1995).
10.8   Employment Agreement with Gregory G. Freitag.                         *
10.9 Severance and Settlement Agreement and Mutual Release of All Claims with R.H. Joseph Shaw dated June 13, 1997.
22     Quantech has no subsidiaries.
23.1   Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
23.2   Consent of McGladrey & Pullen L.L.P.
24     Power of Attorney (included on signature page to Registration
       Statement)                                                           *
* Previously filed.